Exhibit 99.2

Fiscal '11 Baseline Working Capital Metrics
($ in millions)	FY '11	Days
			Working Capital Improvement Objective:
Receivables, as reported (1)	$717.5		-- improve working capital investment in all
Less: Trade allowance in accrued liabilities	(96.6)		three major working capital categories
Receivables, adjusted (2)	$620.9	48.8
			-- Targeted working capital reduction of more
Inventories	697.1	101.7	than $200 million v. FY'11 baseline

Accounts Payable	253.4	37.0	-- improve working capital as a % of net sales
			by more than 400 basis points versus Fiscal '11 baseline.
Average Working Capital, net (3)	$1,064.6
			-- improvements targeted by the end of fiscal
Average Working Capital as % of Net Sales (4)	22.9%		'13 for full benefit in FY '14

(1) Receivables reflects reclass adjustments disclosed in Q2 2012, for all quarters in fiscal 2011.
(2) Trade receivable adjusted for trade allowance recorded as a reduction of net sales per US GAAP, but included in accrued expenses on the consolidated balance sheet.
(3) Average Working Capital for FY '11 calculated using an average of the four quarter end balances for each working capital component.
(4) Average Working Capital / FY '11 net sales.

Fiscal '12 Third Quarter Working Capital Metrics
($ in millions)	Trailing Four Quarter Avg		Days
	2012	2011	2012	2011

Receivables, as reported (1)	$705.9	$700.3
Less: Trade allowance in accrued liabilities	(98.5)	(96.7)
Receivables, adjusted (2)	$607.5	$603.7	48.0	48.9

Inventories	662.6	700.3	98.0	105.9

Accounts Payable	277.9	248.8	41.1	37.6

Average Working Capital, net (3)	$992.2	$1,055.2

Average Working Capital as % of Net Sales (4)	21.5%	23.4%

(1) Trade Receivable amounts reflect reclasses disclosed in Q2 2012 for all periods included in the calculation
(2) Trade receivable adjusted for trade allowance recorded as a reduction of net sales per US GAAP, but included in accrued expenses on the consolidated balance sheet.
(3) Average Working Capital calculated using an average of the latest four quarter end balances for each working capital component.
(4) Average Working Capital / Trailing 4 Quarter net sales.

Statements in this Working Capital Comparative are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties which could cause actual performance or achievements to differ materially from those expressed in or indicated by those statements. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements. Please refer to Energizer's publicly filed documents for the risks that may cause actual results to differ from statements herein, including its annual report on Form 10-K for the year ended September 30, 2011 as supplemented by the Current Report filed on Form 8-K on December 15, 2011.